Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 13th day of March, 2009 (the “Effective Date”) by and between Cabela’s Incorporated, a Delaware Corporation (“Company”), and Thomas L. Millner (“Executive”).

R E C I T A L S

WHEREAS, Company is a leading specialty retailer and direct marketer of hunting, fishing, camping and related outdoor merchandise (the “Business”);

WHEREAS, Executive is experienced in, and knowledgeable concerning, the Business; and

WHEREAS, Company desires to employ Executive in the capacities and on the terms and conditions set forth below, and Executive desires to accept such employment.

NOW, THEREFORE, Company and Executive, in consideration of the mutual promises and covenants set forth below, hereby agree as follows:

1.           Title and Duties.  Company hereby hires Executive as its President and Chief Executive Officer (“CEO”), effective as of the Commencement Date specified in Section 9 below.  Executive’s principal employment duties and responsibilities shall be those duties typically and historically performed by the President and CEO and as designated from time to time by Company’s Board of Directors (“Board”).  Executive shall be a director of Company and shall report directly to the Board.  At the request of the Board, Executive further agrees to serve without additional compensation as an officer, director or both of any subsidiary or affiliate of Company.  Executive shall discharge his duties as an executive and director, and his duties as a member of any committee of the Board, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of Company.  Company and Executive shall enter into an Indemnification Agreement contemporaneous with this Agreement.

2.           Full-Time Efforts.  Except for illnesses and leave periods, Executive shall devote his full business time, attention and best efforts to the performance of his business duties and responsibilities under this Agreement.  Executive will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, unless explicitly approved in writing by Company.  Notwithstanding the foregoing, Executive (i) may make any passive investment where he is not obligated or required to, and shall not in fact, devote any day-to-day managerial efforts, (ii) may participate in charitable, academic, political or community activities and boards, and in trade or professional organizations; and (iii) may hold directorships in other companies consistent with Company’s Corporate Governance Guidelines.

3.           Salary.  Company shall pay Executive an annual base salary of Eight Hundred Thousand and no/100 Dollars ($800,000.00), unless and until adjusted as set forth below (the “Base Salary”).  The Compensation Committee of the Board (“Compensation Committee”) shall review the Base Salary at least annually and, in the absolute discretion of the Compensation Committee, may increase (but not decrease) such Base Salary from time to time based upon the performance of Executive, the financial condition of Company, prevailing industry salary levels and such other factors as the Compensation Committee shall consider relevant.  Executive’s Base Salary shall be paid, less applicable withholdings, in accordance with Company’s regular payroll practices and policies.

4.           Incentive Compensation.  Executive shall be eligible to receive an annual performance bonus, less applicable withholdings.  The structure and terms of Company’s bonus policies remain subject to review and revision as determined reasonable or necessary by the Compensation Committee from time to time.   For calendar year 2009, Executive’s target performance bonus will be 100% of Executive’s Base Salary, with a maximum performance bonus award allowed of 160% of Executive’s Base Salary.  Executive’s performance targets will be communicated to Executive within seven (7) days of the Commencement Date, as defined in Section 9 below.  For calendar year 2009, Executive’s performance bonus shall be pro-rated for the period from March 31, 2009 through December 31, 2009. If applicable, Executive’s performance targets and bonus levels for subsequent years shall be reviewed annually and communicated to Executive by the Compensation Committee within Ninety (90) days of the beginning of each calendar year. Executive’s performance bonus, if any, shall be paid, less applicable withholdings, in accordance with Company’s regular payroll practices and policies, but no later than March 15 of the year immediately following the year in which the performance bonus was earned. Notwithstanding the above, performance bonuses, if any, will be paid to Executive only if Executive is actively employed at the time any such bonuses are actually paid.

5.           Equity Awards.

a.           Participation in Company Equity Plans.  In addition to the compensation in Sections 3 and 4 above, Executive shall be entitled to participate in equity award programs on a basis consistent with that of other senior level executives of Company, as determined by the Compensation Committee in its sole discretion.  Equity awards shall be determined annually by the by the Compensation Committee in its sole discretion.

b.           Inducement RSU Award.  On the Effective Date, as consideration for Executive’s execution of and compliance with this Agreement and the related policies and agreements referred to herein, Executive shall be awarded 92,166 Inducement Restricted Stock Units (“Inducement RSUs”).  The Inducement RSUs shall vest in three equal annual installments on the first, second and third anniversary of the Effective Date, subject to Executive’s continued employment with the Company through each such vesting date (except as otherwise provided in Section 10.b.ii below).  The Inducement RSUs will be subject to the terms and conditions of a Restricted Stock Unit Agreement and Proprietary Matters Agreement in the forms provided by Company, which Executive is required to sign, and, although not granted under the Cabela’s Incorporated 2004 Stock Plan (as amended and restated from time to time) (the “2004 Stock Plan”), subject to the terms and conditions of the 2004 Stock Plan as if the Inducement RSUs were granted pursuant to the 2004 Stock Plan.

c.           Annual Award.   On the Effective Date, as consideration for Executive’s execution of and compliance with this Agreement and the related policies and agreements referred to herein, Executive shall be awarded, in addition to the Inducement RSUs, an initial annual award consisting of 46,083 Initial Annual Restricted Stock Units (“Initial Annual RSUs”) and 111,720 Initial Annual Non-Qualified Stock Options (“Initial Annual NQOs”).  The Initial Annual RSUs shall vest in three equal annual installments on the first, second and third anniversary of the Effective Date, subject to Executive’s continued employment with the Company through each such vesting date.  The Initial Annual NQOs shall vest in three equal annual installments on the first, second and third anniversary of the Effective Date, subject to Executive’s continued employment with the Company through each such vesting date (except as provided in Section 10.b.ii), and expire on the eighth anniversary of the Effective Date.  The Initial Annual RSUs and Initial Annual NQOs will be subject to the terms and conditions of a Restricted Stock Unit Agreement and a Stock Option Agreement, respectively, and Proprietary Matters Agreement in the forms provided by Company, which Executive is required to sign, and, although not granted under the 2004 Stock Plan, subject to the terms and conditions of the 2004 Stock Plan as if the Annual RSUs and Annual NQOs were granted pursuant to the 2004 Stock Plan.

d.           NYSE Inducement Award Exception.  The Inducement RSUs, Initial Annual RSUs and Initial Annual NQOs are being granted to Executive as a material inducement to his accepting employment with the Company and shall be granted pursuant to the employment inducement award exception provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual.

6.           Moving Expenses.  Subject to the terms of Company’s Employee Relocation Policy, including the Relocation Payback Agreement, Company shall reimburse Executive for up to One Hundred Thousand and No/100 Dollars ($100,000.00) for reasonable moving expenses incurred to relocate to Sidney, Nebraska using NEI Global.  Executive shall also be reimbursed for the costs of up to six (6) months of temporary housing.  Executive shall have up to twelve (12) months from the Commencement Date, as defined in Section 9 below, to utilize Company’s relocation services hereunder.  During this same twelve (12) month period, and subject to the terms of Company’s Executive Travel and Expense Policy, Executive shall be reimbursed up to Twenty-Five Thousand and No/100 Dollars ($25,000.00) for personal travel expenses for Executive and his spouse for travel between High Point, North Carolina, and Sidney, Nebraska.  Executive shall also be reimbursed up to Fifteen Thousand and no/100 Dollars ($15,000.00) for legal expenses incurred by Executive, which are directly related to Executive’s transition of employment to Company.  The parties agree that all travel and legal expenses reimbursed hereunder shall also be subject to reimbursement on the same terms and pursuant to the same schedule as provided in the Relocation Payback Agreement. To the extent any expenses reimbursed under this Section 6 are imputed as income to Executive, Company will pay to Executive such additional amount as necessary to ensure such expense reimbursements  have no federal, state or local tax effect on Executive.

7.           Employee Benefits.  During Executive’s employment with Company, Executive shall be eligible to participate in any employee benefit plans and programs as in effect from time to time and generally made available to similarly situated executive employees of Company, in a manner consistent with the terms and conditions of such plan or program, and on a basis that is commensurate with Executive’s then-current positions and duties with Company.  Pursuant to the terms of Company’s Vacations Policy, Executive shall be advanced twenty (20) business days of vacation leave on the Commencement Date, as defined below, which shall be earned on a pro-rated basis throughout Executive’s first employment year.

8.           Expenses.  During Executive’s employment with Company, Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in connection with the business of Company in accordance with Company’s then-current policies concerning reimbursable expenses as in effect from time to time, including, without limitation, Company’s Executive Travel and Expense Policy, and on a basis no less favorable than that applicable to any other similarly situated executive employees of Company.

9.           Term and Termination. This Agreement shall commence on April 6, 2009 (the “Commencement Date”) and shall continue until automatically terminated upon the first to occur of the following (“Effective Date of Termination”):

a.           Natural Termination Date.  The third (3rd) anniversary of the Commencement Date of this Agreement (the “Natural Termination Date”).

b.           Death or Disability.  The date of Executive’s death or Executive’s physical or mental disability which prevents Executive from performing the essential functions of Executive’s duties as an employee of Company, with or without reasonable accommodation as defined by the Americans with Disabilities Act.

c.           Without Cause.  By either party, for any reason, upon thirty (30) days written notice.

d.           For Cause.  At the election of Company, and subject to the provisions of this Section 9.d, Executive may be terminated for Cause.  For purposes of this Agreement, “Cause” for termination shall be deemed to exist in the event of:

i.           the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, a felony, or a misdemeanor involving moral turpitude or fraud; or

ii.           a material breach of Executive’s duty of loyalty, Executive’s material breach of the terms of this Agreement, or Executive’s material failure or refusal to substantially perform his duties or adhere to Company’s Business Code of Conduct and Ethics, or to follow the lawful directives of Board (provided such directives are consistent with the terms of this Agreement);

provided that, no termination for Cause may be effected unless Board shall have provided Executive with written notice of its intent to terminate his employment for Cause, describing the basis therefore in reasonable detail, and an opportunity to address such claimed basis for Cause at a meeting of the Board, and a majority of the Board thereafter concludes to terminate Executive’s employment for Cause on the basis of the allegations contained in such written notice.

e.           For Good Reason.  Executive may terminate this Agreement for Good Reason, at his election, upon written notice to Company of his termination for Good Reason.  Good Reason shall mean a material breach by Company of any provision of this Agreement that continues for a period of thirty (30) days after Executive provides written notice to Company of such breach and a reasonable opportunity to cure such breach.

Upon any notice of termination of this Agreement pursuant to Section 9.c or notice of Board’s intent to terminate under Section 9.d above, Company shall have the right, in its sole and absolute discretion, to immediately relieve Executive of Executive duties hereunder, but to continue paying Executive’s then-current Base Salary through the remainder of the notice period.  If Executive is not relieved of Executive’s regular duties during this notice period, Executive hereby acknowledges and agrees that Executive shall continue to perform Executive’s duties hereunder in a professional and ethical manner and in compliance with the terms herein.

10.           Payments Upon Termination of Employment.

a.           Base Salary and Benefits.  Upon termination of employment, Company shall pay to Executive his then-current Base Salary, unreimbursed business expenses, and other items earned by and owed to Executive, calculated through and including the Effective Date of Termination.  In the event that Executive’s employment terminates pursuant to Section 9.b above, he shall also be paid an amount equal to the product of (i) his target annual bonus for the year in which such termination occurs and (ii) a fraction, the numerator of which is the number of days during such year up to and including the date of termination and the denominator of which is 365 (the “Pro-Ration Fraction”).  Any target bonus due under this Section 10.a shall be calculated and paid by March 15 of the year following termination in accordance with Company’s regular payroll practices and policies.  Executive’s benefits shall be determined in accordance with Company’s benefit plans or policies then in effect.

b.           Severance Benefits.  In the event Executive’s employment is terminated before the Natural Termination Date by Company without Cause pursuant to Section 9.c above or by Executive for Good Reason pursuant to Section 9.e above, and subject to Executive’s execution of a separation agreement and full general release of claims against Company in substantially the same form as attached hereto as Exhibit A within 45 days of the date of Executive’s termination:

i.           Severance.  Company shall pay Executive severance compensation equal to the lesser of two (2) year’s Base Salary or the amount of Base Salary Executive would have been entitled to through the Natural Termination Date of this Agreement (the “Severance Compensation”); provided, however, the Severance Compensation shall not be less than one (1) year of Base Salary. The Severance Compensation, less applicable withholdings, shall be paid in equal monthly installments throughout the applicable term (i.e., the lesser of 2 years or the remainder of the natural term of the agreement, but not less than 1 year), with the first monthly installment due on Company’s first regular payday following the effective date of the general release discussed above.

ii.           Equity Vesting.  Any unvested stock options, restricted stock units or other equity interests of Company awarded to Executive, either as an inducement award under Section 5.b or 5.c or pursuant to Executive’s participation in the 2004 Stock Plan, shall fully vest on the effective date of the general release discussed above and Executive shall have twelve (12) months from such date to exercise Executive’s vested equity interests.

iii.           Pro-Rated Bonus. Executive shall be paid, at the same time as annual bonuses are payable to other senior executives of the Company (but in no event later than March 15 of the calendar year following the calendar year in which Executive’s employment terminated), an amount equal to the product of (i) the annual bonus that would have been payable to him (based on actual achievement of any applicable business performance objectives, but without adjustment for any individual performance) had he continued to be employed through the date of payment times (ii) the Pro-Ration Fraction.

11.           Termination of Authority.  Executive acknowledges and agrees that, immediately upon the effective date of termination of Executive’s employment with Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise to the contrary, Executive will cease performing duties for Company.  Executive shall be without any authority to bind Company or any of its subsidiaries or affiliates.  Executive further acknowledges and agrees that, upon termination of employment, he shall immediately resign, and shall be deemed to have immediately resigned, all offices and director positions with Company and its subsidiaries and affiliates.  On request of the Board, Executive shall complete such documents as may be required to formalize such resignations.

12.           Confidential and Proprietary Information.  Executive hereby acknowledges that as an employee, officer and director of Company, Executive is and will continue to be subject to policies and agreements intended for the protection of Company’s confidential and proprietary information, trade secrets, and goodwill.  Executive shall not, without the express written consent of the Board, disclose Company’s Confidential Information to any third party or entity, or use Company’s Confidential Information for any other purpose than providing services to Company.  Company’s “Confidential Information” shall mean, without limitation, any information not generally known by third parties, including Company’s competitors or the general public, whether or not expressly identified as confidential, including, without limitation, information about Company’s software, software source codes, trade secrets, intellectual property, marketing information, business plans, mergers and acquisitions, sales information, training materials, data processing, internet or intranet services, strategic plans, compensation, and finances, as well as information about Company’s customers and potential customers, including their identities and their business needs and practices.

13.           Change in Control Severance Agreement.  As a condition to Executive’s employment, Executive shall be required to enter into a Management Change of Control Severance Agreement with Company (“Change of Control Agreement”).  The parties expressly agree that if Executive is entitled to Severance Compensation under this Agreement and benefits under the Change of Control Agreement, that such entitlement shall not be cumulative, and Executive will be entitled to the benefits under either this Agreement or the Change of Control Agreement, whichever is greater.

14.           Assignment.  This Agreement and the rights, interests and obligations of Company hereunder shall be assignable to and shall inure to the benefit of any parent, subsidiary or affiliate of Company, or any other person, corporation, partnership or entity that succeeds to all or substantially all of the business or assets of Company.  This Agreement is not assignable by Executive.

15.           Jurisdiction and Venue.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska.  Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

16.           Cooperation in Future Matters.  Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate with the Company  with respect to any legal proceedings, investigations or audits on behalf of Company pertaining to matters that were under his direct supervision and control during Executive’s employment by Company. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a reasonable rate per hour, plus expenses, to the extent such cooperation is required on more than an occasional and limited basis.

17.           Remedies.  Executive acknowledges and agrees that the services he provides hereunder are unique and special; and as such, Executive expressly acknowledges that any breach or violation of any of Sections 11 or 12 of this Agreement will cause immediate and irreparable injury to Company.  In the event of a breach or violation of such provisions by Executive, Company, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctive relief to enforce this Agreement.  For purposes of clarification, the terms in Sections 11 and 12 of this Agreement are considered material.  In addition to the above, the parties expressly agree that, in the event of a breach or threatened or intended breach of Sections 11 or 12 of this Agreement by Executive, Company’s payment obligations, if any, under Section 10 of this Agreement shall immediately cease, without relieving Executive of his obligations hereunder.

18.           General.

a.           Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 18.a

If to Company, to:            Cabela’s Incorporated
ATTN:  Legal Department
One Cabela Drive
Sidney, Nebraska 69160
(308) 254-8060 (facsimile)

If to Executive, at his last residence shown on the records of Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

b.           Reformation and Severability.  Executive and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable.  Executive and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

c.           Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privileges, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

d.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

e.           Entire Agreement.  This Agreement, including the initial paragraph and the recitals to this Agreement, each of which are incorporated herein and made part of this Agreement by this reference, contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by Executive and a duly authorized representative of the Company (other than Executive).

f.           Survival.  The provisions of Sections 10 through 18 shall survive the termination of this Agreement.

[The remainder of this page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CABELA’S INCORPORATED, a Delaware corporation

By:	/s/ Charles Baldwin	/s/ Thomas L. Millner
	Charles Baldwin, Vice President and Chief Human Resources Officer	Thomas L. Millner

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into this _____ day of ____________________, _____, by and between Cabela’s Incorporated (“Company”) and ________________________________________ (“Executive”).

RECITALS

WHEREAS, Executive and Company are parties to that certain Executive Employment Agreement dated ___________________ _____, _____ (“Employment Agreement”).

WHEREAS, Executive’s employment with Company has been terminated;

WHEREAS, pursuant to the Employment Agreement, Executive is eligible for certain severance benefits, subject to the condition that he execute a separation agreement and general release of Company; and

WHEREAS, the parties desire this Agreement to satisfy such condition.

NOW THEREFORE, in consideration of promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Termination of Employment.  Executive’s employment with Company terminated effective ___________________ _____, _____ (the “Termination Date”).  Executive hereby resigns all offices and directorships with Company or any subsidiary or affiliate of Company.  Executive acknowledges and agrees that he is without any authority to bind Company or any of its subsidiaries or affiliates.

2.           Final Compensation. Executive shall receive Executive’s final paycheck, less applicable withholdings, on the next regular payday following the Termination Date, in accordance with Company’s regular payroll practices.

3.           Benefits.  Executive’s final paycheck will include all accrued, unused vacation time owed to Executive as of the Termination Date.  Executive’s group medical insurance terminates on __________, except Executive shall be eligible to continue Company’s group medical insurance coverage to the extent provided by law, commonly known as COBRA.  All other Executive benefits terminated on the Termination Date, and Executive acknowledges that Executive is not entitled to any additional amounts from Company for wages, bonuses, or benefits, of any kind, except as expressly set forth in this Agreement.  Executive will receive reimbursement for any preapproved business expenses properly submitted in accordance with Company’s Executive Travel and Expense Policy.

4.           401(k) Plan. Executive is a participant in the Company’s 401(k) Plan (the “401(k) Plan”). Executive’s vested balance in the 401(k) Plan will be held, paid or rolled over pursuant to the 401(k) Plan provisions.  Contributions to the Company’s 401(k) Plan will not continue following the Termination Date.

5.           Severance.  In consideration of Executive’s execution of this Agreement, Executive shall receive the following:

a.           Severance Pay.  Executive shall receive severance pay totaling $____________________ (the “Severance Payments”).  The Severance Payments shall be paid, less applicable withholdings, in _____ equal monthly installments, in accordance with Company’s regular payroll practices, with the first monthly installment paid on Company’s next regular payday following the Effective Date of this Agreement, as defined below.

b.           Stock Options.  Executive was a participant in Company’s 2004 Stock Plan, as amended (the “Plan”), and Employee and Company are parties to Stock Option Agreements executed ___________ and ____________.  As of the date of this Agreement, Executive has _________ shares of common stock fully vested under the Plan.  Additionally, Company hereby accelerates any remaining unvested stock options, restricted stock units or other equity interests of Company awarded to Executive, either as an inducement award under Section 5.b or 5.c of the Employment Agreement or pursuant to Executive’s participation in the Plan.  All such equity interests shall fully vest on the Effective Date, as defined below, and Executive shall have twelve (12) months from such date to exercise Executive’s vested equity interests.

c.           Pro-Rated Bonus. Executive shall be paid, at the same time as annual bonuses are payable to other senior executives of Company (but in no event later than March 15 of the calendar year following the calendar year in which Executive’s employment terminated), an amount equal to the product of (i) the annual target bonus that would have been payable to Executive (based on actual achievement of any applicable business performance objectives, but without adjustment for any individual performance) had he continued to be employed through the date of payment and (ii) a fraction, the numerator of which is the number of days during such year up to and including the date of termination and the denominator of which is 365.

6.           Release.  Executive hereby releases and forever discharges Company, its subsidiaries and affiliates, and their respective current and former shareholders, officers, directors, members, Executives, attorneys, representatives and agents (collectively, the “Released Parties), from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, whether under contract or tort, that Executive, Executive’s heirs, executors, administrators, successors and assigns have, or may have, arising out of Executive’s employment with Company and/or the termination of Executive’s employment by Company, (collectively the “Claims”) including, but not limited to, any Claims under any contract, agreement, plan, policy or program of Company, and any Claims under any federal, state or local statutory or common laws, including, but not limited to, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, Fair Labor Standards Act, Family and Medical Leave Act, Executive Retirement Income Security Act, the Nebraska Fair Employment Practice Act, the Nebraska Age Discrimination in Employment Act, and the Nebraska Wage Payment and Collection Act, all as amended.  Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily releasing and waiving all Claims that Executive has or may have against the Released Parties as described above.

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7.           No Admission.  Executive agrees that neither this Agreement nor any obligations under this Agreement constitute an admission by Company of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories.  Company specifically disclaims any wrongdoing whatsoever against Executive by any of the Released Parties.

8.           Interest.  Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Agreement, and that Executive has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement.  Executive acknowledges that, as of the date of this Agreement, Executive has not initiated any administrative or legal proceeding of any kind against any of the Released Parties.

9.           Confidential Information.  Executive acknowledges that Executive’s employment with Company necessarily involved access to and familiarity with highly sensitive and proprietary information regarding the products, services, intellectual property (including, but not limited to, patents, trademarks, copyrights, mask works, trade secrets, business processes, software and the source code thereof), customers, prospective customers, personnel, vendors, suppliers, pricing and costing information, marketing strategies, business plans, methods, financial information and other related information belonging to Company, its subsidiaries or affiliates (collectively referred to herein as “Confidential Information”).  Executive agrees that the Confidential Information was entrusted to Executive solely for use in Executive’s capacity as an employee, officer and director of Company.  Executive will forever treat all matters relating to Company’s business and the business of Company’s subsidiaries or affiliates as Confidential Information, and Executive agrees not to use, give or divulge such Confidential Information to any third party for any reason, unless required by law.  Executive further acknowledges and agrees that he remains bound by the terms and conditions of the Proprietary Matters Agreement entered into with Company, dated ____________ (the “PMA”), and that he has read and understands the terms and conditions of the PMA, and that such terms and conditions are reasonable.

10.           Return of Property.  Executive agrees that Executive has returned, or will return within two business days of the date hereof, to Company all Company property of every kind, including but not limited to, all books, keys, records, computer passwords, lists and other written or printed materials, whether furnished by Company or prepared by Executive.  Executive agrees that Executive will neither make nor retain any copies of such materials after the Termination Date.

11.           Nondisparagement.  Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning any of the Released Parties; the products, services or programs provided or to be provided by any of the Released Parties; the business affairs or the financial condition of any of the Released Parties; or the circumstances surrounding Executive’s employment and/or separation of employment from Company.  The previous sentence does not apply to comments made during legal or administrative investigations or proceedings, or otherwise as required by law.

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12.           Remedies.  Executive expressly acknowledges that any breach or violation of any of the covenants or agreements contained in this Agreement will cause immediate and irreparable injury to Company.  In the event of a breach or threatened or intended breach of this Agreement by Executive, Company, in addition to all other legal and equitable remedies available to it, shall be entitled to withhold any remaining Severance Payments and to injunctive relief to enforce this Agreement.  In addition to the above, the parties expressly agree that, in the event of a breach or threatened or intended breach of this Agreement by Executive, Company’s payment obligations under this Agreement shall immediately cease, without relieving Executive of his obligations hereunder.

13.           Review Period.  This Agreement affects the legal rights of the parties.  Executive should consult with an attorney prior to signing this Agreement.  Executive shall be responsible for all legal fees incurred by him relating to this Agreement.  Executive’s signature below acknowledges and confirms that this Agreement is written in a manner that Executive understands, that Executive has read and fully understands this Agreement, and that Executive has signed this Agreement freely and voluntarily.  Executive acknowledges that Executive has been given forty-five (45) days to consider signing this Agreement (the “Review Period”).  Executive may sign this Agreement before the expiration of the first twenty-one days of the Review Period only by also signing and delivering to Company, along with this Agreement, the Waiver attached hereto as Exhibit “A” and incorporated by this reference.

14.           Right of Revocation.  Executive acknowledges and understands that Executive may revoke this Agreement for a period of up to seven (7) days after Executive executes it (not counting the day it is signed).  To revoke this Agreement, Executive must give written notice to Company stating that Executive wishes to revoke this Agreement, by providing notice by hand-delivery, mail or facsimile to:

_____________________________________
_____________________________________
_____________________________________
_____________________________________

This Agreement shall become effective and enforceable on the eighth day following Executive's signing of this Agreement (the “Effective Date”).

15.           General.

a.           Jurisdiction and Venue.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska.  Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

b.           Assignability.  This Agreement and the rights, interests and obligations of Company hereunder shall be assignable to and shall inure to the benefit of any subsidiary or affiliate of Company or to any person, corporation, partnership or entity that succeeds to all or substantially all of the business or assets of Company.  This Agreement is not assignable by Executive.

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c.           Entire Agreement.  This Agreement, including the initial paragraph, the recitals to this Agreement, and the Exhibits to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, constitutes the entire agreement and understanding of the parties relating to all of the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties concerning such subject matter.  The previous sentence notwithstanding, Executive acknowledges that as an Executive of Company, Executive was subject to other policies and agreements intended for the protection of Company’s Confidential Information, and as such, Executive expressly acknowledges that all such policies and agreements, including without limitation, the PMA, are not superseded herein and shall be used together with this Agreement to protect Company’s interest in its Confidential Information to the fullest extent allowed by law.  This Agreement shall inure to the benefit of and shall be binding upon Executive and Executive’s heirs, executors, personal representatives and legal representatives.  This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.

d.           Survival. Section 15.c above notwithstanding, and for purposes of clarification, the parties expressly agree and acknowledge that promises and obligations contained in the Indemnification Agreement between the parties, dated ___________, the PMA and Sections 11, 12 and 16 of the Employment Agreement, survive the termination of Executive’s employment with Company for any reason.  Nothing in this Agreement or otherwise shall be deemed to terminate or supersede such continuing obligations and the parties agree and acknowledge that they intend to, and shall, remain legally bound by such provisions.

e.           Reformation & Severability.  Executive and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable.  Executive and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

f.           Confidentiality.  Executive agrees that the terms of this Agreement are confidential and will not be disclosed except where disclosure is required by law or where necessary in a legal action brought to enforce the terms of this Agreement.  Notwithstanding the foregoing, it is agreed that Executive may disclose the terms and amounts of this Agreement to Executive’s attorney, accountant and spouse.

g.           Counterparts/Electronic Transmission.  This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or other electronic method, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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The parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.

CABELA’S INCORPORATED

By
[Executive]
Its

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EXHIBIT “A”

WAIVER

I, the undersigned, hereby knowingly and voluntarily waive my right to a full twenty-one days to review and consider the Separation Agreement and General Release (“Agreement”) set forth above.  I fully understand and agree that by signing this WAIVER I surrender for all time whatever right(s) and/or claim(s) I may have to challenge the Agreement set forth above because a full twenty-one days did not expire before I signed said Agreement in exchange for expediting implementation of the terms of the Agreement.  I have read, fully understand and consent to the terms of this WAIVER and I sign it in the absence of fraud, duress, undue influence or reliance upon any oral and/or written representations not included in the terms of this WAIVER.

Dated:
[Executive]

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